SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 01, 2011

Exmovere Holdings, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

NEVADA	000-52713	20-8024018
(State or other jurisdiction of incorporation or organization)	(Commission file no.)	(IRS Employee Identification No.)

1600 Tysons Boulevard
8th Floor
McLean, VA 22102
(Address of Principal Executive Offices)

(703) 245-8513
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 1, 2011, Exmovere Holdings, Inc. (“Exmovere”), a biomedical engineering company, announced their official listing on the First Quotation Board (“Open Market”) of the Frankfurt Stock Exchange (“FSE” or “FWB Frankfurter”). The company's official trading symbol is X3M and their listing sponsor is Renell Wertpapierhandelsbank AG.  First trades of the company's Global Depositary Receipts (“GDRs”) were recorded in the Frankfurt Exchange system and were first available for viewing online on January 10, 2011. The GDRs can be traded on the Frankfurt Open Market in the same manner as shares of stock or any other financial instrument listed on the exchange. Deutsche Bank Trust Company Americas (“DBTCA”) has been appointed as the depositary bank for Exmovere and issues the GDRs for public trading.  Each GDR represents one ordinary share.

Both American and foreign investors may sell unrestricted shares that have been converted to GDRs on the FSE.  With regards to buying Exmovere common shares, qualified American and foreign investors will be able to purchase stock directly from Exmovere or other shareholders in a private placement that is exempt from registration under the Securities Act of 1933.  Foreign investors may also buy an ownership interest in Exmovere via the FSE in the form of GDRs.  Only non-US citizens may purchase Exmovere GDR's on the FSE.  Neither the Exmovere GDRs nor the Exmovere shares have been registered under the U.S. Securities Act of 1933 or with any securities regulatory authority of any state in the United States and Exmovere GDRs may not be offered, pledged, sold or otherwise transferred except in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act.

Exmovere is in the business of developing government and consumer applications for healthcare, mobility, and security and the practical applications of the study of human emotion.  Exmovere also owns a subsidiary called, Clinica of Virginia, LLC, that offers internal medicine services to patients.

Deposit Agreement

On January 4, 2010, Exmovere and Deutsche Bank Trust Company Americas (DBTCA) entered into an Agreement that provides for the issuance of Exmovere GDRs in exchange for Exmovere stock (the “Deposit Agreement”).  DBTCA is required to maintain a list of registered holders that shows the number of GDRs represented by a master GDR, the number of GDRs outstanding, the date of issue and all subsequent transfers and changes in ownership and the names and addresses of holders.   DBTCA selects a custodian to maintain the master GDR.  Each shareholder with a GDR will own its proportionate interest in the master GDR in the form of a tenant in common interest.  The Deposit Agreement lists conditions precedent that need to be fulfilled in the event the shareholders want individual certificates representing their shares.  Any investor wanting to convert Exmovere shares into GDRs must deposit such shares or share certificate with DBTCA.

Pursuant to the Deposit Agreement, so long as Exmovere shares are represented by GDRs, Exmovere agrees to do its best to maintain a listing on the Frankfurt Open Market exchange or another internationally recognised stock exchange.  DBTCA will not accept any shares restricted under Rule 144 for deposit.  DBTCA is permitted to engage in financial and business transactions with Exmovere, hold GDRs for its own account, and charge and be paid usual fees, commissions and other charges.  Neither Exmovere, DBTCA nor their agents will be responsible to holders for indirect, special, punitive or consequential damages.  Holders are completely responsible for their own compliance with applicable laws.  Exmovere will indemnify DBTCA for losses caused by its fulfillment of its duties under the Deposit Agreement except for intentional or grossly negative actions.  Either party may terminate the Deposit Agreement with 90 days written notice.  Exmovere agrees not to appoint another depositary under the facility established by the Deposit Agreement so long as DBTCA is acting as the depositary.  The rights and obligations relating to the deposited shares will be governed by US law.  The Deposit Agreement, the GDRs and any non-contractual obligations arising out of it will be governed by English law.  The courts of England have jurisdiction to settle disputes.  All disputes are required to be arbitrated in London, England.  Any holder of GDRs will be able to enforce the provisions of the Deposit Agreement as if it were a party to the Deposit Agreement.  Exmovere indemnifies DBTCA for any losses in connection with an exercise of such rights by a holder.

Exmovere shares that have been previously deposited with DBTCA may not be withdrawn until DBTCA has received confirmation from Exmovere that the deposited shares are listed on the exchange and are in dematerialised form.

Title to the GDRs passes by registration in the register and transfer of title is only effective upon such registration.  The actual holder of an GDR will be treated as the owner of a GDR for all purposes.

The foregoing description of the Deposit Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Deposit Agreement attached as an exhibit to this Current Report on Form 8-K.

Shareholder Lock-Up Agreement

In order to obtain a listing on the FWB Frankfurter, all of the members of Board of Directors and all shareholders that held  at least five percent (5%) interest in Exmovere executed a Joint Statement by Executive Board Members and Main Shareholders of Exmovere Holdings, Inc. (referred to as the “Shareholder Lock-Up Agreement”) prohibiting, among other things, the entering into any agreement, agreement in principal, letter of intent or any other agreement or understanding that does or might reasonably expect to result in the offer to sell, contract to sell, assign, transfer or dispose of any share from the period commencing on midnight the day before Exmovere stock was publicly traded in the form of GDRs on the FSE and continuing through and including the first anniversary of said first day of trading.

The foregoing description of the Shareholder Lock-Up Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Shareholder Lock-Up Agreement attached as an exhibit to this Current Report on Form 8-K.

Item 9.01  Financial Statement and Exhibits.

(d) Exhibits.

10.1	Deposit Agreement
10.2	Shareholder Lock-Up Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Exmovere Holdings, Inc.

By:	/s/ David Bychkov
David Bychkov Chief Executive Officer

Date: January 12, 2011
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